Exhibit 5.1

April 13, 2006

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, Ohio 43215

Re: Registration of Securities

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (as amended or supplemented, the “Registration Statement”) on Form S-1 (File No. 333-124287) of Hexion Specialty Chemicals, Inc., a New Jersey corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 3,703,704 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued and sold by the Company (together with any additional shares of Common Stock that may be issued and sold by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering described in the Registration Statement, the “Primary Shares”) and (ii) up to 14,814,815 shares of Common Stock to be sold by the stockholder of the Company (together with any additional shares of Common Stock that may be sold by such stockholders pursuant to Rule 462(b) under the Securities Act in connection with the offering described in the Registration Statement, the “Secondary Shares”).

In connection herewith, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as copies and that the Primary and Secondary Shares

Hexion Specialty Chemicals, Inc.

180 East Broad Street

shall be sold in the manner described in the Prospectus filed as part of the Registration Statement.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant and subject to the limitations and qualifications in this opinion, we are of the opinion that, subject to the authorization, execution and delivery of the Underwriting Agreement (the “Underwriting Agreement”) among the Company, the selling stockholder named therein and Credit Suisse First Boston LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as representatives of the several underwriters named therein:

1. The Primary Shares and the Secondary Shares have been duly authorized by all necessary corporate action on the part of the Company.

2. Upon payment for and delivery of the Primary Shares as contemplated by the Registration Statement and the Underwriting Agreement and either (a) the countersigning of the certificate or certificates representing the Primary Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Primary Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Primary Shares will be validly issued, fully paid and non-assessable.

3. The Secondary Shares are validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present laws of the State of New Jersey. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

Connell Foley LLP